Exhibit 10.26
KB HOME
EXECUTIVE SEVERANCE PLAN
ARTICLE I — PURPOSE
The Management Development and Compensation Committee of the Board of Directors of KB Home hereby adopts the KB Home Executive Severance Plan (the “Plan”). The Plan is designed to provide severance protection to certain key employees who are expected to make substantial contributions to the success of KB Home and its Affiliates (together, the “KB Companies,” and each, individually, a “KB Company”) and thereby provide for stability and continuity of operations.
ARTICLE II — ESTABLISHMENT OF THE PLAN
The benefits provided by the Plan shall be available to Participants, as defined in Article III.
ARTICLE III — DEFINITIONS
“Affiliate” means, with respect to any person, any entity, directly or indirectly, controlled by, controlling or under common control with such person.
“Average Bonus” means, with respect to any Participant, the lesser of: (a) the average of the annual cash bonuses, if any, actually paid by any Employer to the Participant for three most recent completed fiscal years preceding the Participant’s Termination Date (or, if the Participant has been employed by one or more Employers for less than three complete fiscal years, the average of all annual cash bonuses actually paid to the Participant for completed fiscal years preceding the Participant’s Termination Date, if any) and (b) (i) for Group A Participants, 3.0 times the Participant’s Base Salary; (ii) for Group B Participants, 2.5 times the Participant’s Base Salary; and (iii) for Group C Participants, 2.0 times the Participant’s Base Salary.
“Base Salary” means, with respect to any Participant, the Participant’s annual base salary as in effect on the Participant’s Termination Date.
“Board” means the Board of Directors of KB Home.
“Cause” means, with respect to any Participant, any of the following committed by the Participant:
(a)    Serious violation or deliberate disregard of the KB Home Ethics Policy or the policies of any KB Company;
(b)    Gross dereliction in the performance of the Participant’s job duties and responsibilities;
(c)    Material misappropriation of a KB Company’s property (whether real, personal, tangible or intangible);
(d)    Commission of an act of fraud upon, or bad faith, dishonesty or disloyalty toward, any KB Company;
(e)    Material breach of any of the covenants under Article VI;
(f)    An act (or failure to act) of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Plan Administrator, the Participant’s credibility and reputation no longer conform to expected standards; or
(g)    An act or omission that the Plan Administrator reasonably determines may prejudice significantly any KB Company’s best interests if the Participant’s employment is not terminated.

“CIC Plan” means the KB Home Change in Control Severance Plan, as it may be amended from time to time, or any successor or replacement plan in effect at a relevant Termination Date.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code or any provision of the Code shall include the regulations and other guidance promulgated by the Treasury Department thereunder. Such regulations may be referred to in this Plan as “Treasury Regulations.”
“Committee” means the Management Development and Compensation Committee of the Board, or any successor committee of the Board that performs the same or similar executive compensation responsibilities delegated to the Committee as of the Effective Date.
“Disability” means “disability” as defined in the long-term disability plan then maintained by the Participant’s Employer, or if there shall be no plan, a disability eligible for Social Security Disability Insurance benefits.
“Effective Date” means October 4, 2007, the effective date of this Plan.
“Eligible Officer” means any officer of KB Home who at the time of any determination has been elected by the Board to one or more of the following positions: Chief Executive Officer, President, Executive Vice President or Senior Vice President.
“Employer” means, with respect to any Participant, the particular KB Company that employs the Participant.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Group A Participant” means (a) any Participant who, on a relevant Termination Date, is serving in one or more of the following positions with KB Home: Chief Executive Officer, President or Executive Vice President; or (b) any other Participant who is expressly designated by the Committee or the Board as a Group A Participant.
“Group B Participant” means (a) any Participant who, on a relevant Termination Date, is serving as a Senior Vice President of KB Home and is designated by the Board as an “executive officer” within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended; or (b) any other Participant who is expressly designated by the Committee or the Board as a Group B Participant.
“Group C Participant” means (a) any Participant who, on a relevant Termination Date, is serving as a Senior Vice President of KB Home and has not been designated by the Board as an “executive officer” within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended; or (b) any other Participant who is expressly designated by the Committee or the Board as a Group C Participant.
“Participant” means either (i) an Eligible Officer or (ii) any other employee of a KB Company who, in each case, is expressly designated by the Committee or the Board as a Participant and who, in each case, has been continuously employed on a full-time basis by one or more KB Companies for at least one year. A Participant shall cease to be a Participant under the Plan when he or she is no longer an Eligible Officer or, by action of the Committee or the Board, is no longer a Participant.
“Plan Administrator” means KB Home.
“Section 409A” means Section 409A of the Code and, for the avoidance of doubt only, shall include the regulations and other guidance promulgated by the Treasury Department thereunder.
“Severance Payment” means, with respect to any Participant, the amount to be paid to the Participant under Sections 4.1(a) and (b).
“Severance Period” means the period of time commencing on a relevant Termination Date and continuing until: (a) for Group A Participants, the second anniversary of the relevant Termination Date;

(b) for Group B Participants, eighteen months following the relevant Termination Date; and (c) for Group C Participants, the first anniversary of the relevant Termination Date.
“Termination” means, with respect to any Participant, the Participant’s Employer’s unilateral termination of the Participant’s employment without Cause and for reasons other than death or Disability, but only if such termination constitutes a “separation from service” with respect to the Participant’s Employer within the meaning of Section 409A of the Code.
For purposes of this Plan, whether a “separation from service” has occurred shall be determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a separation from service, the following provisions shall apply:
(a)    For a Participant who provides services to the Employer as an employee, except as otherwise provided in part (c) below, a separation from service shall occur when such Participant has experienced a termination of employment with the Employer.
A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).
If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. For purposes of this paragraph, where a leave of absence is due to any physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
(b)    For a Participant who provides services to the Employer as an independent contractor, except as otherwise provided in part (c) below, a separation from service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.
(c)    For a Participant who provides services to the Employer as both an employee and an independent contractor, a separation from service generally shall not occur until the Participant has ceased providing services for such Employer as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) above, respectively. Similarly, if a Participant either (i) ceases providing services for the Employer as an independent contractor and begins providing services for the Employer as an employee, or (ii) ceases providing services for the Employer as an employee and begins providing services for the Employer as an independent contractor, the Participant will not be considered to have experienced a separation from service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) above.
Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for the Employer as both an employee and as a director, to the extent permitted by Section 1.409A-1(h)(5) of the Treasury Regulations, the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a separation from service as an employee.
(d)    For purposes of determining whether a Participant has experienced a separation from service, services performed for the Employer shall include service performed both for the Employer and for any other corporation that is a member of the same “controlled group” of corporations as the Employer under Section 414(b) of the Code or any other trade or business (such as a partnership) that is under common control with the Employer as determined under Section 414(c) of the Code, in each case as modified by Section 1.409A-1(h)(3) of the Treasury Regulations and substituting “at least 50 percent” for “at least 80 percent” each place it appears in Section 1563(a) of the Code or Section 1.414(c)-2 of the Treasury Regulations.
“Termination Date” means, with respect to any Participant, the date on which the Participant’s Termination occurs.
ARTICLE IV — SEVERANCE BENEFITS
4.1 Right to Severance Payment.
(a)    Subject to Section 4.4(c) and Article V, in the event of a Participant’s Termination, the Participant shall be entitled to receive from the Participant’s Employer a Severance Payment in the amount provided in Section 4.1(b), payable as described in Section 4.1(d); provided that:
(i)    if the relevant Termination Date occurs during a Protected Period (as defined in the CIC Plan) and the Participant is thereby entitled to receive a severance payment under the CIC Plan, then the Participant’s rights and obligations will be as specified in the CIC Plan and the Participant will not be eligible to receive a Severance Payment or any other benefits or rights pursuant to this Plan nor be subject to any obligations pursuant to this Plan; and
(ii)    if on the relevant Termination Date a Participant is party to any employment or similar agreement with an Employer that provides severance payments or any of the other benefits provided in this Plan (other than the CIC Plan), and any terms of that agreement are inconsistent with, or in addition to, the terms of this Plan, the terms of that agreement shall apply to the Participant to the extent of such inconsistent or additional terms.
(b)    Subject to the terms and conditions of this Plan, the Severance Payment to which a Participant shall be entitled to receive under this Plan shall be equal to:
(i)    the sum of the Participant’s Base Salary and Average Bonus multiplied by (i) 2.0, in the case of a Group A Participant; (ii) 1.5, in the case of a Group B Participant; or (iii) 1.0, in the case of a Group C Participant, minus the sum of

(ii)    the aggregate amount of any other cash payments in the nature of severance payments, notice pay, or the like that any Employer is obligated to pay to the Participant by law or by any contract, plan, or arrangement other than this Plan and the CIC Plan; and
(iii)    if an Employer is obligated by law to provide advance notice of Termination to the Participant, the aggregate amount of compensation received by the Participant from the date of such notice through the Participant’s Termination Date;
and shall be further reduced as provided in Section 4.1(d)(ii).
(c)    Subject to Section 4.4(c) and Article V, a Participant’s Employer shall provide the Participant continued participation in the Employer’s medical, dental and vision plans (collectively, the “Health Plans”) for the Severance Period, subject to the terms and conditions of the Health Plans, including, but not limited to, timely payment of any employee contributions necessary to maintain participation; provided, however, that for a Group A Participant, continued participation in the Health Plans shall be limited to the period beginning on the Participant’s Termination Date and ending on the eighteen-month anniversary of the Participant’s Termination Date, and the Group A Participant’s Employer shall pay such Group A Participant in a lump sum on the eighteen-month anniversary of the Participant’s Termination Date, the present value of continued participation in the Health Plans for the last six months of the applicable Severance Period. If a Participant entitled to benefits under this Section 4.1(c) should die before the end of the Participant’s applicable Severance Period, the Participant’s Employer’s obligations under this Section 4.1(c) shall cease. Any qualified beneficiaries of any such deceased Participant shall be entitled to continue participation in such Employer’s Health Plans only to the extent provided under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
(d)
(i)    Subject to Sections 4.3 and 9.7, the Severance Payment shall be paid in installments in the amounts described in Section 4.1(d)(ii) during the Severance Period according to a Participant’s Employer’s then-current payroll policies; provided, however, that any installments that would otherwise have been paid during the 60-calendar day period beginning on the Participant’s Termination Date shall not be paid during such 60-day period, but shall be accumulated and paid with the first standard pay period that occurs on or after the expiration of such 60-day period.
(ii)    The amount of each installment shall be equal to the total amount of the Severance Payment divided by the number of applicable payroll dates in the Severance Period, and shall be reduced by any amount due and payable by a Participant to the Participant’s Employer as of the date such installment is paid, on account of any advance or loan from the Employer or any other obligation the Participant may be required to repay to the Employer (including, without limitation, amounts required to be repaid pursuant to Section 4.2); provided, however, that the aggregate amount of reductions pursuant to this Section 4.1(d)(ii) with respect to Severance Payment installments paid in any taxable year of the Employer shall not exceed $5,000, with any other amounts owed by the Participant to Participant’s Employer being repaid by the Participant as and when due.
(iii)    If a Participant entitled to a Severance Payment under this Section 4.1 should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid, in a lump sum, as soon as practicable following the Participant’s death (but in no event later than 30 calendar days after the Participant’s death) to the Participant’s executor or personal representative or to the administrators of the Participant’s estate, as the Plan Administrator, in its sole discretion, may determine.

4.2    Business Expenses. Each Participant shall be responsible for any non-business-related charges incurred on any Employer’s credit card or other account used by the Participant on or prior to the Participant’s Termination Date and the Participant shall pay all such charges when due. The Participant’s Employer shall reimburse the Participant for any pending, reasonable business-related expenses for which the Participant has not already been reimbursed as of the Participant’s Termination Date provided the Participant timely submits a proper travel and expense report. Such reimbursement shall be paid no later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred.
4.3    Withholding. A Participant’s Employer shall withhold such amounts from any payments payable pursuant to this Article IV as are required by applicable tax or other law.
4.4    Other Rights and Obligations.
(a)    Nothing in this Plan will affect the benefits or rights that a Participant may have accrued as of the Participant’s Termination Date pursuant to: (i) KB Home’s stock plans, incentive plans, 401(k) Savings Plan, Nonqualified Deferred Compensation Plan, Retirement Plan and Death Benefit Only Plan or (ii) any vacation pay policy and any agreement, policy, plan, program or arrangement similar to those identified in clause (i) above of any KB Company under which the Participant may have rights at the Participant’s Termination Date. These benefits and rights will be governed by the terms of such agreements, policies, plans, programs and arrangements, as they may be modified from time to time consistent with their terms.
(b)    In connection with a Participant’s Termination, such Participant shall follow the Participant’s Employer’s standard procedures relating to departing employees, including, without limitation, returning (and providing written confirmation that the Participant has so returned) all Employer-owned property, documents and materials (including copies, reproductions, summaries and/or analyses), and all other materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of Information (as defined in Section 6.5).
(c)    The Participant shall not be required to mitigate damages or the amount of the Participant’s Severance Payment or any other benefit under the Plan by seeking other employment or otherwise, nor, except as provided in the following sentence, shall any benefit under the Plan be reduced by any compensation or like benefits received by the Participant as a result of employment after the Participant’s Termination. In the event that a person receiving benefits under the Plan is reemployed or is otherwise engaged in any capacity to provide business services by any KB Company, the obligation of any Employer to provide benefits to the person under the Plan will cease immediately.
ARTICLE V — RELEASE
5.1    Release. Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payment or any other benefit under the Plan unless and until the Participant has signed and returned to the Plan Administrator a release (the “Release”) by the deadline established by the Plan Administrator (which shall be no later than 50 calendar days after the Participant’s Termination Date) and any period during which the Participant may revoke the Release under applicable law or pursuant to the terms of the Release has elapsed. The Release, which shall be signed by the Participant no earlier than the Participant’s Termination Date, shall be a written document, in a form prescribed by the Plan Administrator, intended to create a binding agreement by the Participant to release any claim that the Participant has or may have against any Employer and related entities and individuals, including the KB Companies and their respective directors, officers and employees, arising on or before the date on which Participant signs the Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act.
5.2    Breach. Each Employer’s obligations to a Participant under the Plan, and the Participant’s benefits and rights under Article IV, shall cease immediately in the event the Participant breaches any of the covenants contained in the Release or in Article VI.
ARTICLE VI — NON-SOLICITATION, NON-DISPARAGEMENT, CONFIDENTIALITY AND COOPERATION
6.1    Non-Solicitation. From the relevant Termination Date until the expiration of the Severance Period, a Participant shall not directly or indirectly (a) induce or assist others in inducing any person who is an employee, officer, consultant, or agent of any KB Company to terminate employment or business affiliation with the KB Company; or (b) employ or associate in business with any person employed by or associated in business with any KB Company at any time during the Severance Period or in the one-year period prior to the Participant’s Termination Date; provided, however, that the foregoing shall not prohibit the Participant, or any business with which the Participant becomes associated, from engaging in general solicitations of employment or hiring persons that respond to such solicitations.
6.2    Statements to Third Parties. Except as provided later in this Section 6.2, a Participant shall not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging any KB Company or commenting negatively on its character or business reputation. A Participant further shall not: (a) comment to others concerning the status, plans or prospects of the business of any KB Company, or (b) engage in any act that would be detrimental, financially or otherwise, to any KB Company, or that would subject any KB Company to public disrespect, scandal, or ridicule. Solely for purposes of this Section 6.2, the references to a “KB Company” shall include, in addition to KB Home and its Affiliates, each of their respective directors, officers and predecessors. The foregoing obligations shall not apply to any statements or opinions that are made under oath in any investigation, civil or administrative proceeding or arbitration in which the individual has been compelled to testify by subpoena or other judicial process or which are privileged communications, nor shall the foregoing obligations prevent a Participant from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other securities regulatory agency or authority, the Occupational Safety and Health Administration, any self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). Likewise, the foregoing shall not prevent Participants from communicating with any Government Agencies or otherwise participating in any way in an investigation or proceeding that may be conducted by any Government Agency without notice to the KB Companies, nor shall Participants be limited in participating in any Government Agencies’ whistleblower programs.
6.3    Severability. In the event that the scope of the obligations in Sections 6.1 or 6.2 are found contrary to applicable law by a court of competent jurisdiction, the court shall reform the obligations by limiting them to the maximum reasonable scope.
6.4    Cooperation. A Participant shall assist and cooperate with any KB Company and its designated agents and representatives in the conduct of any administrative or legal proceeding to the extent such proceeding relates to matters involving actions, duties or responsibilities (whether alleged or actual) of the Participant during his or her employment by any Employer.
6.5    Confidential Information. As an employee of an Employer, a Participant may have created, observed or had access to information and other trade secrets including confidential information relating to the business or interests of persons with whom a KB Company may have commercial relations (“Information”) that is valuable to any of the KB Companies and may lose its value if disclosed to third parties. Without limiting a Participant’s obligations under the KB Home Ethics Policy with respect to Information, Participants shall treat all such Information as confidential and belonging to the KB Companies and take all actions reasonably requested to confirm such ownership. A Participant shall not, without the prior written consent of the Plan Administrator, disclose or use the Information. Participant’s obligations under this Section 6.5 shall continue as to all Information until and only to the extent that a specific item of Information becomes public knowledge through no fault of the Participant. A Participant shall promptly inform the Plan Administrator of any request, order, or legal process requesting or requiring the Participant to disclose Information. A Participant shall cooperate with any efforts by the KB Companies to prevent or limit disclosure of Information.
ARTICLE VII — AMENDMENT AND TERMINATION
KB Home, through the Committee, reserves the right to amend or terminate the Plan (in whole or in part), in its sole and absolute discretion, at any time without any prior notice to or approval of any Participant or any other Employer. No such amendment, modification or change shall adversely affect any benefit under the Plan previously paid or actually provided to a Participant (or a Participant’s successor in interest) or cause a violation of the requirements of Section 409A.
ARTICLE VIII — ADMINISTRATION OF PLAN
8.1    Administration.
(a)    The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the sole and absolute discretion to interpret all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits provided under the Plan and the persons entitled thereto. Without limiting the generality of the foregoing, the Plan Administrator shall have the authority: (i) to determine whether a particular person is a Participant, and (ii) to determine if a person is entitled to benefits under the Plan and, if so, the amount, scope and duration of such benefits. The Plan Administrator’s determination of the rights of any person under the Plan shall be final and binding on all persons, subject only to the provisions of Section 8.3.
(b)    The Plan Administrator may delegate (or revoke the delegation of) any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and provision of benefits, to a designated internal and/or external administrator or administrators.
8.2    Regulations. The Plan Administrator shall promulgate any rules, regulations and interpretations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 8.3, be final and binding on all persons.
8.3    Claims Procedures.
(a)    The Plan Administrator shall determine the rights of any person to any benefit under the Plan. Any person who believes that he or she has not received a benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she is relying in making such a claim.
(b)    The Plan Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 calendar days following the date on which the claim is filed, unless circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator extend its processing of a claim beyond 180 calendar days after the date on which the claim is first filed with the Plan Administrator.
If a claim is denied, the Plan Administrator will notify the claimant of its decision in writing and the notice will contain the following information:
(i)The specific reason(s) for the denial;
(ii)    A specific reference to the pertinent Plan provision(s) on which the denial is based;
(iii)A description of additional information or material necessary for the claimant to reverse the denial of his or her claim, if any, and an explanation of why such information or material is necessary; and
(iv)An explanation of the Plan’s claim review procedures and the applicable time limits under such procedures and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.
If additional information or material is needed, an applicable claimant shall be provided at least 45 calendar days after receiving notice of such need to provide the information or material and any otherwise applicable time period specified in this Section 8.3 for making a determination or for filing a request for a review of a denied claim shall be extended by the same period during which the information or material is being obtained.
Within 60 calendar days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim. If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced to the original decision of the Plan Administrator on his or her claim. If a request for review is filed, the Plan Administrator shall review the claim. The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, information and material relevant to the claimant’s claim for benefits. The claimant may submit positions and comments in writing, and the review will take into account all information submitted by the claimant regardless of whether it was reviewed as part of the original determination. The decision by the Plan Administrator with respect to the review will be given no later than 60 calendar days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 calendar days. If an extension is needed, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the circumstances requiring the extension and the date by which the Plan Administrator expects to make a decision.
If the Plan Administrator denies the claim after review, the Plan Administrator will notify the claimant of its decision in writing and the notice will contain the following information:
(A)The specific reason(s) for the denial;
(B)A reference to the specific Plan provision(s) on which the denial is based;

(C)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and
(D)A statement of the claimant’s right to bring a civil action under ERISA.
The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.
For the avoidance of doubt, any documents, information and material relevant to a claim for benefits that a claimant may access or copy in accordance with the provisions of this Section 8.3 shall be deemed Information.
8.4    Mediation. After an applicable claimant has exhausted all administrative remedies as provided in Section 8.3, the claimant may submit any dispute to mediation by written notice to the Plan Administrator and to any other relevant party or parties. The mediator shall be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator shall be designated by the American Arbitration Association at the request of a party. Any mediator so designated must be acceptable to all parties. The mediation shall be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with facilitation by the mediator, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and any matters discussed, information disclosed, determinations made or agreements reached during mediation proceedings shall be confidential and deemed to be Information. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party shall bear its own costs in the mediation. The fees and expenses of the mediator shall be shared equally by the parties.
ARTICLE IX — MISCELLANEOUS
9.1    Alienation. Except as otherwise required by law, no benefit under the Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution or encumbrance of any kind, and any attempt to accomplish the same shall be void.
9.2    Incapacity. Except as provided in Section 4.1(iii), benefits shall be provided under the Plan only to a Participant who is eligible therefor, except that if the Plan Administrator shall find that such Participant is unable to manage his or her affairs for any reason, each benefit for which he or she is eligible shall be provided, when due, to his or her duly appointed legal representative, if there is one, and, if not, to the spouse, parents, children or other relatives or dependents of such Participant as the Plan Administrator, in its discretion, may determine.
9.3    Participant’s Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
9.4    Exclusive Benefit. This Plan is intended to be for the exclusive benefit of the KB Companies and the Participants, and except as provided in Sections 4.1(c), 4.1(d)(iii), 9.2 and 9.3, no third party shall have any rights under the Plan.
9.5    Employment Rights. The Participant’s rights as an employee, and each Employer’s rights to discharge a Participant as an employee of such Employer, shall not be enlarged or affected by reason of the Plan. Nothing contained in the Plan shall be deemed to alter in any manner the management rights of the KB Companies with respect to the employment status, title or job duties or responsibilities of any Participant with any Employer.

9.6    Legal Status of Plan. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
9.7    Code Section 409A.
(a)    The Plan shall be interpreted in accordance with Section 409A, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any payment or benefit under the Plan may be subject to Section 409A, the Committee may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the payment or benefit from Section 409A and/or preserve the intended tax treatment of the payment or benefit, or (B) comply with the requirements of Section 409A.
(b)    Each installment or payment under this Plan shall be considered a separate payment for purposes of Section 409A.
(c)    If, on Participant’s Termination Date, (A) such Participant is a “specified employee” (within the meaning of Section 409A as determined annually by the Committee in accordance with the methodology specified by resolution of the Board or the Committee and in accordance with Section 1.409A-1(i) of the Treasury Regulations) and (B) the Committee shall make a good-faith determination that payment or benefit under the Plan constitutes “deferred compensation” (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A, then the Employer shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable agreement between any KB Company and the relevant Participant.
(d)    A Participant shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Participant or for such Participant’s account in connection with any payment or benefit under the Plan (including any taxes, interest, and penalties under Section 409A), and no KB Company shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes, interest, or penalties.
9.8    Unfunded Plan. The Plan shall not be required to be funded unless such funding is authorized by the Committee or the Board. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any KB Company to satisfy the provision of benefits under this Plan.
9.9    Notices. For all purposes of this Plan, all communications, including, without limitation, notices, consents, requests or approvals provided for herein, shall be in writing and shall be deemed to have been duly given when delivered, addressed to KB Home (to the attention of the Chief Legal Officer) at its principal executive offices and to any Participant at his or her principal residential address on file with KB Home, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

9.10 Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Plan or breach thereof shall be governed by and under the laws of the State of California, to be interpreted as a contract between residents of the State of California performed entirely within the State of California.
9.11 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall nevertheless remain in full force and effect.
9.12 Captions and Section Headings. Captions and section headings used herein are for convenience and are not part of this Plan and shall not be used in construing it. References to “Section” or “Article” refer to the corresponding Section or Article of this Plan, unless otherwise indicated.

Date of plan document: February 20, 2026